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Exhibit 11.1

                                 Voxware, Inc.
                 Statements re: Computation of Loss Per Share
                           Year Ended June 30, 1997
                     (In thousands, except per share data)

                                                            Year Ended
                                                           June 30, 1997
                                                         ------------------

Net Loss                                                     $ (7,044)
                                                             =========


Primary and fully diluted weighted average common
  and common equivalent shares oustanding:
          Common stock                                         11,254
          Common stock options and warrants (1)                    47

  Total primary and fully diluted weighted average
          common and common equivalent shares
                                                             =========
          outstanding                                          11,301
                                                             =========


                                                             =========
Loss per share                                                $ (0.62)
                                                             =========


(1) Pursuant to the requirements of the Securities and Exchange Commission, stock, stock options and warrants issued by the Company during the twelve months immediately preceding the initial public offering have been included in computing loss per share as if they were outstanding for all prior periods prior to the initial public offering using the treasury stock method, even though their effect is anti-dilutive.